                                                                     Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

-------------------------------X
In re                          :

VERO ELECTRONICS INC. and      :         Chapter 11
APW LTD.,                                Case No. 02-12334 (PCB)
                               :
                   Debtors.              (Jointly Administered)
                               :
-------------------------------X


                       AMENDED AND RESTATED JOINT PLAN OF
                    REORGANIZATION OF VERO ELECTRONICS INC.
              AND APW LTD. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Vero Electronics Inc. and APW Ltd., as debtors, propose the following chapter 11 plan of reorganization pursuant to section 1121(a) of title 11, United States
Code:

                                I. Introduction

     A. Plan Defined Terms. Unless the context otherwise requires, the terms specified below have the following meanings (such meanings to be applicable equally to both the singular and plural):

     1. Agent Banks means the Administrative Agents under the Multicurrency Credit Facility and the U.K. Credit Facility.

     2. Allowed Administrative Expense, Allowed Claim, or Allowed Equity Interest means an administrative expense, claim, or equity interest, as the case may be, that is allowed or deemed allowed pursuant to the Plan or sections
502, 503, or 1111 of the Bankruptcy Code.

     3. APW means APW Ltd., a Bermuda company.

     4. APW Common Shares means the authorized common shares that will be issued by Reorganized APW.

     5. APW Distribution Pool shall have the meaning set forth in Section III.N.5 of the Plan.

     6. AWP means AWP Ltd., a newly formed Bermuda company, which shall be deemed a successor of APW. On or as promptly as possible subsequent to the Effective Date, Old APW shall change its name, and AWP will change its name to "APW Ltd."

     7. AWP Transactions means the transfer of all of the assets of APW to AWP, as successor-in-interest, including the right to the use of the name "APW Ltd.," and the assumption of all obligations of APW by AWP, which are to be incurred or assumed (and not otherwise discharged) pursuant to the terms of the Plan. This transaction will only occur subject to the approval of the JPLs and the approval of the Bermuda Court, if required.

     8. Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Reorganization Cases.

     9. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Reorganization Cases, including the Local Rules of the Court.

     10. Bermuda Court means the Supreme Court of Bermuda.

     11. Bermuda Proceeding means the proceeding that was commenced on May 30, 2002, pursuant to the Companies Act 1981, with respect to APW in the Bermuda Court in connection with a winding-up petition.

     12. Business Day means any day on which commercial banks are open for business, and not authorized to close, in the City of New York.

     13. Class 5 Initial Distribution Date means eighty (80)days after the Effective Date or as soon thereafter as is practicable, taking into account any estimations of class 5 claims falling within class 5 that may be required in order to calculate distributions.

     14. Commencement Date means the date on which the Debtors commence the Reorganization Cases.

     15. Committee means any committee appointed in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code.

     16. Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code; as such hearing may be adjourned or continued from time to time.

     17. Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

     18. Court means (a) the United States District Court for the Southern District of New York having jurisdiction over the Reorganization Cases, (b) to the extent of any reference made pursuant to section 157 of title 28 of the United States Code, the unit of such District Court pursuant to section 151 of title 28 of the United States Code, and (c) any other court having jurisdiction over the Reorganization Cases.

     19. Debtors means APW and Vero.

     20. Debtors in Possession means the Debtors in their capacity as debtors in possession in the Reorganization Cases pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

     21. DIP Facility means any working capital facilities that the Debtors, as Debtors in Possession enter into during the Reorganization cases, as approved by the Court, and any amendments, modifications or supplements thereof.

     22. DIP Facility Warrants means any warrants to purchase up to 303,030 APW Common Shares, representing up to 20% of the APW Common Shares, on a fully diluted basis, having an exercise period of three (3) years, and an exercise price equal to $0.01 per share, that are issued pursuant to the terms of the DIP Facility. Pursuant to the DIP Facility, an additional commitment fee of $30,303 is owed by APW, which will be deemed a prepayment of the exercise price in respect of the DIP Facility Warrants. As a result of the deemed prepayment discussed above, no additional cash payment will be required from the holders thereof in connection with the exercise of the DIP Facility Warrants.

     23. Disputed Administrative Expense, Disputed Claim, or Disputed Equity Interest means any administrative expense, claim, or equity interest (a) to the extent neither allowed nor disallowed pursuant to the Plan or a Final Order nor deemed allowed pursuant to the Plan or sections 502, 503, or 1111 of the Bankruptcy Code or (b) for which a proof of claim or interest or (in the case of an administrative expense) a motion for payment has been filed with the Court, to the extent that any party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, and the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order.

     24. Distribution Pool means the APW Distribution Pool or the Vero Distribution Pool, as applicable.

     25. Effective Date means the first Business Day on which each condition specified in Section IV.B of the Plan shall have been satisfied or waived.

     26. Existing Lender Warrants means the warrants to purchase Old APW Common Shares issued to the Senior Lenders prior to the Commencement Date.

     27. Final Order means an order of the Court that is in effect and is not stayed, and as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous Bankruptcy Rule or applicable state court rule of civil procedure, may be filed with respect to such order shall not prevent such order from being a Final Order.

     28. General Unsecured Claim means any claim other than a Senior Credit Facilities Secured Claim, Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, other Intercompany Claim, or Securities Litigation Claim. General Unsecured Claims include Senior Credit Facilities Deficiency Claims.

     29. Intercompany Claim means any claim against either of the Debtors held by an affiliate of such Debtor.

     30. Intercreditor Agreement means the agreement by and among the holders of the New Secured Notes (or their agent) and the lenders party to the New Working Capital Facility pursuant to which the liens and claims relating to the New Secured Notes will be subordinated in priority to the liens and claims under the New Working Capital Facility in the assets of APW and its direct and indirect subsidiaries. The Intercreditor Agreement will be filed as part of a Plan Supplement.

     31. Joint Provisional Liquidators means Malcolm L. Butterfield of KPMG, Bermuda and Philip W. Wallace of KPMG, London, England who were appointed on May 30, 2002 by the Bermuda Court in connection with the Bermuda Proceeding, and any successors thereto.

     32. Lease Guaranty Claim means any claim arising from the guaranty by APW of a lease of any one of its affiliates other than a guaranty relating to a lease that is set forth on Exhibit C to the Plan.

     33. Majority Lenders means holders of a majority in amount of Class 2 claims.

     34. Multicurrency Credit Facility means (a) that certain Amended and Restated Multicurrency Credit Agreement, dated as of May 15, 2001, as amended, among APW, as borrower, Bank of America, National Association, as Administrative Agent, Bank One, NA, as Syndication Agent, JP Morgan Chase Bank, as Documentation Agent, and the financial institutions party thereto, guaranteed by Vero among others, and (b) all notes, guaranties, pledges, and other agreements and documents given or issued pursuant thereto or in connection therewith.

     35. New Memorandum of Association means the Memorandum of Association of AWP (and after the Effective Date, Reorganized APW), substantially in the form of which will be filed as part of a Plan Supplement.

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     36. New Bye-Laws means the Bye-Laws of AWP (and after the effective date,
Reorganized APW), substantially in the form of which will be filed as part of a Plan Supplement.

     37. New Management Option Plan means a plan for the issuance to certain of the key employees of the Reorganized APW and its direct and indirect subsidiaries, to be adopted by the Board of Directors of the Reorganized APW, and certain of its affiliates, as determined by such Board, generally having the benchmarks and targets and, subject to the other terms and conditions set forth in a Plan Supplement, of options to purchase or the opportunity for such key employees to purchase 151,515 APW Common Shares or 10% of the APW Common Shares, on a fully diluted basis.

     38. New Secured Loan Agreement means the agreement to be entered into by Reorganized APW, the lenders and other financial institutions and parties thereto and the financial institution acting as agent, and guaranteed by certain of Reorganized APW's affiliates, effective as of the Effective Date, providing for the issuance by Reorganized APW of the New Secured Notes, containing terms and conditions generally consistent with those set forth in Exhibit A to the Plan and as may be more fully set forth in a Plan Supplement, and all ancillary agreements, documents, and instruments to be issued or given in connection therewith. The New Secured Loan Agreement will be an amendment and restatement or a replacement of the Senior Credit Facilities.

     39. New Secured Notes means the $100,000,000 principal amount of secured notes to be issued on the Effective Date by Reorganized APW pursuant to the New Secured Loan Agreement and guaranteed by certain of Reorganized APW's affiliates, on the terms and conditions generally consistent with those set forth in Exhibit A to the Plan and as may be more fully set forth in a Plan Supplement. The New Secured Notes will be in exchange for the Senior Credit Facilities Secured Claim.

     40. New Warrants means warrants to be distributed to holders of allowed equity interests of APW pursuant to Section II.D.8.a of the Plan, to purchase up to 60,606 APW Common Shares, representing 4% of the APW Common Shares, on a fully diluted equity basis, having an exercise period of seven (7) years, and an exercise price equal to the amount obtained by dividing (a) the aggregate amount of Senior Credit Facilities Secured Claims and the Senior Credit Facilities Deficiency Claims less $100 million by (b) the total outstanding APW Common Shares (assuming exercise of all DIP Facility Warrants), issued pursuant to a warrant agreement to be filed as part of a Plan Supplement and having the terms and conditions set forth therein.

     41. New Working Capital Facility means the revolving credit facility to be obtained by Reorganized APW on the Effective Date, having principal terms and conditions no less favorable to Reorganized APW than those set forth in Exhibit B to the Plan, and all ancillary agreements, documents, and instruments to be issued or given in connection therewith or, if the Debtors are unable to obtain such revolving credit facility, the Exit Facility (as defined in the DIP Facility).

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     42. Old APW means APW, on or after the Effective Date, after giving effect to the AWP Transactions. On or as promptly as possible subsequent to the Effective Date, Old APW shall change its name.

     43. Old APW Common Shares means the existing common shares of APW (and, after the Effective Date, Old APW) and does not include the APW Common Shares.

     44. Other Secured Claim means any Allowed Claim, any claim that is disallowed only pursuant to sections 502(b)(5) or 502(e) of the Bankruptcy Code, or that is not an allowed secured claim only because of the failure of the entity to file a proof of claim for such claim, in each case, which claim is secured by a lien (that is not subject to avoidance or otherwise invalid) on property of a Debtor's estate to the extent it is a secured claim as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such claim is subject to permissible setoff under section 553 of the Bankruptcy Code, to the extent of such permissible setoff; provided that to the extent the
                                                --------
amount of such an Allowed Claim exceeds the value of the property securing such claim or the permissible setoff, such amount shall be a General Unsecured Claim; provided further that a Secured Credit Facilities Secured Claim is not an Other
-------- -------
Secured Claim.

     45. Plan means this chapter 11 plan of reorganization, either in its present form or as it may be altered, amended, or modified from time to time in accordance with the terms and conditions hereof.

     46. Plan Supplements means the form of documents specified in Section V.C of the Plan.

     47. Priority Tax Claim means any unsecured claim held by a governmental unit entitled to a priority in right of payment under section 507(a)(8) of the Bankruptcy Code, whether or not such claim is listed on the Schedules or evidenced by a filed proof of claim.

     48. Priority Non-Tax Claim means any claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, whether or not such claim is listed on the Schedules or evidenced by a filed proof of claim.

     49. Pro Rata Share means (i) with respect to any claim, a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim in a class is the same as the ratio such claim bears to the total amount of all Allowed Claims (plus Disputed Claims until disallowed) in such class, and (ii) with respect to any equity interest, a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Equity Interest in a class of equity interests to the amount of such Allowed Equity Interest is the same as the ratio of the consideration distributed on account of all Allowed Equity Interests in such class and reserved for distribution on account of all Disputed Equity Interests in such class to the amount of all allowed and Disputed Equity Interests in such class.

     50. Record Date means the day that is five Business Days after the date the Court enters the Confirmation Order.

     51. Reorganization Cases means the chapter 11 cases of the Debtors.

     52. Reorganized APW means AWP, on and after the Effective Date.

     53. Reorganized Debtor means either of Vero, Reorganized APW, or any successor to either of the Debtors, on and after the Effective Date.

     54. Reorganized Vero means Vero, on and after the Effective Date.

     55. Schedules means the schedules of assets and liabilities, statements of financial affairs, and lists of holders of claims and equity interests filed by the Debtors as required by section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, including any amendments and supplements thereto.

     56. Securities Litigation Claim means any claim against either of the Debtors, under applicable federal or state law, whether or not such claim is listed on the Schedules or evidenced by a filed proof of claim, whether or not the subject of an existing lawsuit, arising from or seeking the rescission of a purchase or sale of a security of the Debtors or any affiliate of the Debtors, for damages arising from the purchase or sale of such a security, or for reimbursement, indemnification or contribution allowed under section 502 of the Bankruptcy Code on account of such a claim.

     57. Senior Credit Facilities means the Multicurrency Credit Facility and the U.K. Credit Facility.

     58. Senior Credit Facilities Deficiency Claim means any claim arising under the Senior Credit Facilities to the extent that such claim is not a secured claim as determined in accordance with section 506(a) of the Bankruptcy Code. For purposes of this Plan, the Senior Credit Facilities Deficiency Claims are hereby allowed as General Unsecured Claims in the aggregate amount of $460 million (or such other amount as may be determined by the Bankruptcy Court).

     59. Senior Credit Facilities Secured Claim means any claim arising under the Senior Credit Facilities to the extent such claim is a secured claim as determined in accordance with section 506(a) of the Bankruptcy Code. For purposes of this Plan, the Senior Credit Facilities Secured Claims are hereby allowed as secured claims in the aggregate amount of not less than $225 million (or such other amount as may be determined by the Bankruptcy Court).

     60. Senior Lender means any of the parties to any of the Senior Credit Facilities (other than the Debtors and their affiliates), including Bank of America, as administrative agent.

     61. Shareholders Agreement means an agreement by and among certain of holders of the APW Common Shares issued pursuant to the Plan, and the DIP Facility Warrants (but not the New Management Option Plan), containing the terms and conditions set forth in Exhibit E to the Plan, a form of which will be filed as part of a Plan Supplement.

     62. Subsequent Distribution Date means the Business Day after the end of a fiscal quarter after the fiscal quarter in which the Effective Date occurs and the tenth Business Day after the end of each subsequent fiscal quarter.

     63. Tax Rate means (i) as to the Internal Revenue Service, the interest rate equal to the underpayment rate specified in 26 U.S.C. (S) 6621 (determined without regard to 26 U.S.C. (S) 6621(c)) as of the Effective Date, and (ii) as to all other taxing authorities, a fixed annual interest rate of eight percent (8%).

     64. U.K. Credit Facility means, collectively (a) that certain Agreement dated October 24, 1995, as amended, by and among APW Electronics Group PLC (formerly Vero Group PLC), certain affiliates thereof, and The Royal Bank of Scotland, (b) that certain Multi-Line Facility Agreement dated April 20, 2000, as amended, by and among APW Enclosure Products and Systems Limited, certain affiliates thereof, and National Westminster Bank PLC, (c) Deed Constituting Floating Rate Unsecured Loan Notes 2008, dated June 19, 1998, as amended, by Applied Power Limited and National Westminster Bank PLC, (d) Deed Constituting Floating Rate Unsecured Loan Notes 2003, dated October 13, 1998, as amended, by APW Enclosure Systems Limited and National Westminster Bank PLC, and (e) Counter-Indemnity Agreement, dated on or about May 25, 2001, by and among APW and National Westminster Bank PLC, and (f) all notes, guaranties, pledges, and other agreements and documents given or issued pursuant thereto or in connection therewith.

     65. Vero means Vero Electronics Inc., a New York corporation.

     66. Vero Common Stock means the shares of common stock authorized to be issued by Vero.

     67. Vero Distribution Pool shall have the meaning set forth in Section III.N.5 of the Plan.

     B. Bankruptcy Code Terms. "Allowed," "case," "claims," "confirm," "confirmation," "debtor," "governmental unit," "impaired," and other capitalized or uncapitalized terms defined (either explicitly or implicitly) in the Bankruptcy Code are used herein with such defined meanings.

     C. Other Terms. The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan.

     D. All Exhibits to the Plan and the Plan Supplements are incorporated into and are a part of the Plan as if set forth in full.

         II. Classification and Treatment of Claims and Equity Interests

     A. Summary. The categories of claims and interests listed below classify allowed claims and allowed equity interests for all purposes, including voting, confirmation, and distribution pursuant to the Plan. Except as otherwise provided in the Plan or the order of the Court confirming the Plan, or required by subsection 506(b) or section 1124 of the Bankruptcy Code, (i) allowed claims do not include interest on such claims after the Commencement Date and (ii) any postpetition interest that is payable in respect of a Priority Tax Claim shall be calculated at the applicable Tax Rate. The chart set forth below is only intended as a summary description of the treatment of the described claims and interests. Sections 1I.B-D of the Plan control to the extent of any inconsistency between the provisions thereof and said summary.


                             Class                                   Treatment

                   ----------------------------------------------------------------------------------------
Unclassified        Administrative Expenses          Paid in full.

                   ----------------------------------------------------------------------------------------

Unclassified        Priority Tax Claims              At the Reorganized Debtors' option, paid
                                                     in full (a) on the later to occur of the
                                                     Effective Date or on such date as a
                                                     Priority Tax Claim is allowed, or (b) over
                                                     a period not to exceed six years from the
                                                     date of assessment, in equal annual
                                                     payments, plus interest. Priority Tax
                                                     Claims that are not due and payable, under
                                                     applicable non-bankruptcy law, as of the
                                                     Effective Date, shall survive confirmation.

                   ----------------------------------------------------------------------------------------

Class 1             Priority Non-Tax Claims          Unimpaired. Paid in full.

                   ----------------------------------------------------------------------------------------

Class 2             Senior Credit Facilities         Impaired. Distribution of (a) the New
                    Secured Claims                   Secured Notes and (b) 1,000,000 APW Shares
                                                     representing 100% of the APW Shares outstanding as
                                                     of the Effective Date.

                   ----------------------------------------------------------------------------------------

                   ----------------------------------------------------------------------------------------

Class 3             Other Secured C1aims             Unimpaired. At the option of the Debtors,
                                                     either (a) reinstated and rendered
                                                     unimpaired, including, without limitation,
                                                     retaining any permissible rights of setoff,
                                                     (b) receive cash in an amount equal to
                                                     such other secured claim, including any
                                                     interest required to be paid pursuant to
                                                     section 506(b) of the Bankruptcy Code, or
                                                     (c) receive the collateral securing such
                                                     claim and any interest required to be paid
                                                     pursuant to section 506(b) of the
                                                     Bankruptcy Code.

                   ----------------------------------------------------------------------------------------

Class 4             Lease Guaranty Claims            Unimpaired. Reinstated.

                   ----------------------------------------------------------------------------------------

Class 5             General Unsecured Claims:

                    Subclass 5A: General             Subclass 5A: Impaired. Distribution of
                    Unsecured Claims Against         Pro Rata Share of $300,000 but in no
                    APW                              event to exceed 70% of the allowed claims.
                                                     The holders of the Senior Credit Facilities
                                                     Deficiency Claims (subclass 5A) will not
                                                     share in the distribution to other subclass
                                                     5A claims if such percentage is not exceeded.
                                                     Any amounts in excess of such percentage shall
                                                     be shared pro rata with the Senior Credit
                                                     Facilities Deficiency Claims as part of subclass
                                                     5A General Unsecured Claims.

                    Subclass 5B: General             Subclass 5B: Impaired. Distribution of Pro Rata
                    Unsecured Claims Against         Share of $200,000 but in no event to exceed 70%
                    Vero                             of the allowed claims. The holders of the Senior
                                                     Credit facilities Deficiency Claims (subclass 5B)
                                                     will not share in the distribution to other
                                                     subclass 5B claims if such percentage is not
                                                     exceeded. Any amounts in excess of such percentage
                                                     shall be shared pro rata with the Senior Credit
                                                     Facilities Deficiency Claims as part of subclass
                                                     5B General Unsecured Claims.

                   ----------------------------------------------------------------------------------------

                   ----------------------------------------------------------------------------------------

Class 6             Intercompany Claims              Unimpaired. Retain all legal, equitable
                                                     and contractual rights with respect to such
                                                     claims.
                    Subclass 6A:
                    Intercompany Claims
                    Against APW

                    Subclass 6B:
                    Intercompany Claims
                    Against Vero

                   ----------------------------------------------------------------------------------------

Class 7             Securities Litigation            Impaired Deemed to Reject. Proceeds, if
                    Claims                           any, of the Debtors' directors' and
                                                     Officers' liability policy, subject
                                                     to the terms and conditions of such
                                                     policy.
                   ----------------------------------------------------------------------------------------

Class 8             Equity Interests

                    Subclass SA: Equity              Subclass SA: Impaired/Deemed to Reject.
                    Interests in APW (other          (a) New Warrants (representing the right
                    than Subclass SC)                to purchase 60,606 APW Common
                                                     Shares) and (b) to retain existing
                                                     common shares in Old APW. Subsequent
                                                     to the Effective Date, Old APW shall
                                                     be dissolved, liquidated or wound-up
                                                     by the JPLs in connection with the
                                                     Bermuda Proceeding or otherwise
                                                     pursuant to applicable Bermuda law.

                    Subclass 8B: Equity              Subclass 8B: Unimpaired. Retain equity
                    Interests in Vero                interests.

                    Subclass 8C: Options and         Subclass 8C: Impaired/Deemed to Reject.
                    Warrants to purchase             No distribution.
                    Equity Interests in APW
                    (including the Existing
                    Lender Warrants)
                   ----------------------------------------------------------------------------------------

     B. Administrative Expenses. Each allowed administrative expense shall be paid in full, in cash, on the later of the Effective Date and the date on which such administrative expense is allowed, or as soon thereafter as practicable, except to the extent that the applicable Reorganized Debtor and the holder of such allowed administrative expense agree to a different treatment; provided, however, that allowed administrative expenses representing obligations incurred in the ordinary course of business by the Debtors in Possession, consistent with past practice, or assumed by the Debtors in Possession shall be paid in full or performed by the Reorganized Debtors in the ordinary course of business, including liabilities arising under loans or advances to, or other obligations incurred by, the Debtors in Possession which shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, other documents or applicable non-bankruptcy law relating to such transactions or liabilities.

     C. Priority Tax Claims. Each Priority Tax Claim which is Allowed on or before the Effective Date shall be paid, at the sole option of the applicable Reorganized Debtor, (a) in full, in cash, on the Effective Date (or, in the case of Priority Tax Claims referenced in the next sentence, which are Allowed after the Effective Date, on the date on which such Priority Tax Claim is Allowed), or as soon thereafter as practicable, or (b) in equal annual cash payments in an aggregate amount equal to such allowed Priority Tax Claim, together with interest at the Tax Rate, over a period through the sixth anniversary of the date of assessment of such allowed Priority Tax Claim, in each case except to the extent that Reorganized APW and the holder of such allowed claim agree to a different treatment. All Priority Tax Claims shall (i) survive confirmation of the Plan, (ii) remain unaffected thereby (whether or not a proof of claim is filed or whether or not a claim is listed on the Schedules) and (iii) not be discharged, provided, however, that to the extent that such claims pertain to
            --------  -------
periods prior to the commencement of the Reorganized Cases, such claims may be satisfied in the manner described in the previous sentence if and when Allowed. Holders of Priority Tax Claims will not be required to file proofs of claim.

     D. Classification, Treatment, and Voting. The allowed claims against and equity interests in the Debtors shall be classified and receive the treatment specified below. Each holder of an allowed claim or allowed equity interest in an impaired class of claims or equity interests shall be entitled to vote separately to accept or reject the Plan as provided in such order as is entered by the Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any order or orders of the Court.

     1. Class 1: Priority Non-Tax Claims.

          a. Classification. Class 1 consists of allowed claims entitled to priority pursuant to subsection 507(a) of the Bankruptcy Code, other than allowed administrative expenses and allowed Priority Tax Claims.

          b. Treatment. On the later of the Effective Date and the date on which such claim is allowed, or in each case as soon thereafter as is practicable, each allowed claim in class 1 shall be paid in full, in cash, except to the extent that the applicable Reorganized Debtor and the holder of such allowed claim agree to a different treatment. All Priority Non-Tax Claims which are disputed, but not challenged or contested in the Bankruptcy Court, shall be afforded the foregoing treatment, whether or not such claims are listed on the Schedules or evidenced by a filed proof of claim. The allowance of Priority Non-Tax Claims that are not so listed or filed shall be determined in any administrative or judicial tribunal of appropriate jurisdiction, or in accordance with any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction. Holders of Priority Non-Tax Claims will not be required to file proofs of claim.

          C. Voting. Class 1 is not impaired. Pursuant to section 1126(f) of the Bankruptcy Code, the holders of claims in Class 1 are conclusively presumed to have accepted the Plan.

     2. Class 2: Senior Credit Facility Secured Claims.

          a. Classification. Class 2 consists of all allowed claims arising under the Senior Credit Facilities to the extent such claim is a secured claim as determined in accordance with section 506(a) of the Bankruptcy Code, including without limitation, the secured and guaranty claims of the administrative agent, the other agents, and the lenders thereunder.

          b. Treatment. On the Effective Date or as soon thereafter as practicable, APW shall distribute to the Agent Banks, on behalf of the agents and lenders under the Senior Credit Facilities, the (i) New Secured Notes, and (ii) 1,000,000 APW Common Shares (representing 100% of APW Common Shares outstanding as of the Effective Date).

          c. Voting. Class 2 is impaired and the holders of allowed claims in Class 2 are entitled to vote to accept or reject the Plan.

     3. Class 3: Other Secured Claims.

          a. Classification. Class 3 consists of all allowed secured claims other than claims in Class 2 (Senior Credit Facilities Secured Claims).

          b. Treatment. On the later of the Effective Date and the date on which such claim is allowed, or in each case as soon thereafter as practicable, each allowed claim in Class 3, at the sole option of the applicable Reorganized Debtor, (i) be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, including any permissible right of setoff, (ii) be paid cash in an amount equal to such other secured claim, including any interest required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (iii) be paid the collateral securing such claim and any interest required to be paid pursuant to section 506(b) of the Bankruptcy Code, except to the extent that the

     Reorganized Debtor and the holder of such allowed claim agree to a different treatment.

          c. Voting. Class 3 is not impaired. Pursuant to section 1126(f) of the Bankruptcy Code, the holders of claims in Class 3 are conclusively presumed to have accepted the Plan.

          d. Setoff Rights. To the extent that a creditor is a holder of an allowed Class 3 claim as a result of any permissible setoff rights that it may have in respect of a contingent or unliquidated claims then at such time as the claim became non-contingent, liquidated and allowed either (i) pursuant to a Final Order of the Court, or an equivalent Final Order of a court of competent jurisdiction or (ii) by agreement with the applicable Debtor or Reorganized Debtor, it shall provide an accounting to the applicable Reorganized Debtor of the amount of such claim and shall promptly pay to said Reorganized Debtor the balance, if any, of the amount owed by it to said Reorganized Debtor that was not applied by it to satisfy its allowed Class 3 claim.

     4. Class 4: Lease Guaranty Claims.

          a. Classification. Class 4 consists of all allowed Lease Guaranty Claims.

          b. Treatment. On the later of the Effective Date and the date on which such claim is allowed, or in each case as soon thereafter as practicable, each allowed claim in Class 4 shall be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, except to the extent that the APW or Reorganized APW, as the case may be, and the holder agree to a different treatment.

          c. Voting. Class 4 is not impaired. Pursuant to section 1126(f) of the Bankruptcy Code, the holders of claims in Class 4 are conclusively presumed to have accepted the Plan.

     5. Class 5: General Unsecured Claims.

          a. Subclass 5A - APW General Unsecured Claims

             i. Classification. Subclass 5A consists of all allowed unsecured claims against APW not otherwise classified in the Plan, including, without limitation, the Secured Credit Facilities Deficiency Claims.

             ii. Treatment. On the later of the Effective Date and the date on which such claim is allowed, or in each case as soon thereafter as practicable, except to the extent that a holder of such claim agrees to accept a lesser amount, each holder of an allowed claim in subclass 5A, shall be paid cash in an amount to its Pro Rata Share of $300,000, but in no event to exceed 70% of the allowed claims. Notwithstanding anything contained herein to the contrary, however, no holder for allowed claims in subclass 5A shall be paid more in the aggregate, than 70% of the amount of its allowed claim. The holders of the Senior Credit Facilities Deficiency Claims will not share in the distribution to other subclass 5A claims (and therefore will not be included as a subclass 5A claim for the purpose of making such distribution) if such percentage is not exceeded. Any amounts, in the aggregate, which exceed such percentage, shall be shared pro rata with holders of the Senior Credit Facilities Deficiency Claim as part of the subclass 5A General Unsecured Claim.

             iii. Voting. Subclass 5A is impaired and the holders of allowed claims in classes are entitled to vote to accept or reject the Plan.

          b. Subclass 5B - Vero General Unsecured Claims

             i. Classification. Subclass 5B consists of all allowed unsecured claims against Vero not otherwise classified in the Plan, including, without limitation, the Secured Credit Facilities deficiency claims.

             ii. Treatment. On the later of the Effective Date and the date on which such claim is allowed, or in each case as soon thereafter as practicable, except to the extent that a holder of such claim agrees to accept a lesser amount, each holder of an allowed claim in subclass 5B, shall be paid cash in an amount to its Pro Rata Share of $200,000, but in no event to exceed 70% of the allowed claims Notwithstanding anything contained herein to the contrary, however, no holder for allowed claims in subclass 5B shall be paid more in the aggregate, than 70% of the amount of its allowed claim. The holders of the Senior Credit Facilities Deficiency Claims will not share in the distribution to other subclass 5B claims (and therefore will not be included as a subclass 5B claim for the purpose of making such distribution) if such percentage is not exceeded. Any amounts, in the aggregate, which exceed such percentage, shall be shared pro rata with the holders of Senior Credit Facilities Deficiency Claims as part of the subclass 5B General Unsecured Claim.

             iii. Voting. Subclass 5B is impaired and the holders of allowed claims in classes are entitled to vote to accept or reject the Plan.

     6. Class 6: Intercompany Claims.

          a. Classification. Class 6 consists of all allowed claims against the Debtors held by any affiliates of the Debtors.

          b. Treatment. On the later of the Effective Date and the date on which such claim is allowed, or in each case as soon thereafter as practicable, each allowed claim in Class 6 shall be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, except to the extent that the applicable Debtors or Reorganized Debtors, as the case may be, and the holder agree to a different treatment.

          c. Voting. Class 6 is not impaired. Pursuant to section 1126(f) of the Bankruptcy Code, the holders of claims in class 6 are conclusively presumed to have accepted the Plan.

     7. Class 7 - Securities Litigation Claims

          a. Classification. Class 7 consists of all securities litigation claims.

          b. Treatment. In accordance with section 510(b) of the Bankruptcy Code, Class 7 claims shall be subordinated to all other claims. On the later of the Effective Date and the date on which such claim is allowed, or in each case as soon thereafter as practicable, each holder of an allowed claim in class 7 shall receive such proceeds, if any, that may be under the Debtors' directors' and officers' liability policy, subject to the terms and conditions of such policy. Notwithstanding section 1141 of the Bankruptcy Code, the discharge of the Securities Litigation Claims shall not operate as an injunction against the prosecution of such claims against APW to a final judgment for the limited purpose of enabling the holder of an allowed Class 7 claim to recovery any such judgment against APW solely from such proceeds, if any. In all other respects, the Debtors, the Reorganized Debtors, Old APW and their respective properties are released and discharged from any and all liabilities and obligations, if any, to holders of Securities Litigation Claims. Nothing in the Plan, and the Reorganized Debtors' and Old APW's release and discharge, if any, and all obligations in respect of Securities Litigation Claims (a) will, or will be deemed to, satisfy or release or discharge such claims against any non-Debtor or non-Reorganized Debtor defendants or (b) enjoin the prosecution of such claims against non-Debtor or non-Reorganized Debtor defendants in accordance with applicable non-bankruptcy law. Any
     Securities Litigation Claims, whether or not listed on the Schedules or evidenced by a filed proof of claim, shall be determined and liquidated in the administrative or judicial tribunal(s) in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction, or in accordance with any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction.

          c. Voting. Subclass 7 is impaired and the holders of allowed claims in classes are deemed to reject the Plan and not entitled to vote.

     8. Class 8: Equity Interests.

          a. Subclass 8A - APW Equity Interests

             i. Classification. Subclass 8A consists of the allowed equity interests evidenced by all the issued and outstanding common shares in APW, as of the Commencement Date, other than options and warrants to purchase common shares of APW classified as subclass 8C.

             ii. Treatment. Holders of subclass 8A equity interests, as of the Record Date, shall in exchange for their existing equity interests, receive their Pro Rata Share of the New Warrants (representing the right to purchase 60,606 APW Common Shares). In addition, holders of subclass 8A equity interests shall retain their existing equity interests in Old APW, which will be dissolved, liquidated or wound-up by the JPLs in connection with the Bermuda Proceeding, or otherwise pursuant to applicable Bermuda law.

             iii. Voting. Subclass 8A is impaired and the holders of allowed claims in classes are deemed to reject the Plan and are not entitled to vote.

          b. Subclass 8B - Vero Equity Interests

             i. Classification. Subclass 8B consists of the allowed equity interests evidenced by all the issued and outstanding Vero Common Stock.

             ii. Treatment. The holder of subclass 8B equity interests shall retain such interest.

             iii. Voting. Subclass 8B is not impaired. Pursuant to section 1126(f) of the Bankruptcy Code, the holders of claims in subclass 8B are conclusively presumed to have accepted the Plan.

          c. Subclass 8C - Options and Warrants To Purchase Equity Interests in APW

             i. Classification. Subclass 8C consists of the allowed options and warrants to purchase common shares in APW (including the Existing Lender Warrants).

             ii. Treatment. The holder of subclass 8C equity interests shall not receive any distribution.

             iii. Voting. Subclass 8C is impaired and the holders of allowed claims are deemed to reject the Plan and are not entitled to vote.

     E. Nonconsensual Confirmation. The Debtors request that the Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code.

                        III. Implementation of the Plan

     A. Contribution/Merger/Dissolution of Corporate Entities and/or Related Business Assets. On the Effective Date, subject to the requirements of applicable Bermuda law in respect of APW and the Reorganized APW, the following contributions, mergers and dissolutions may be effective and effectuated without any further action by the stockholders or directors of any of the Debtors, Reorganized Debtors or Old APW:

     1. Any affiliate (or affiliate's business assets) of the Debtors may be contributed, merged or amalgamated into or with APW, Vero, Reorganized APW, Reorganized Vero, or any of their respective affiliates; and

     2. Vero or Reorganized Vero may be dissolved.

     B. Issuance of Equity Securities. Subject to the requirements of applicable Bermuda law, as of the Effective Date, Reorganized APW shall (i) issue (a) 1,000,000 APW Common Shares representing 100% of the outstanding APW Common Shares as of the Effective Date, (b) the DIP Facility Warrants and (c) the New Warrants and (ii) be authorized to grant the options and share issuances under the New Management Option Plan pursuant to the Plan and reserve APW Common Shares underlying such options. On the Effective Date, or as soon thereafter as is practicable, Reorganized APW shall execute and deliver all documents and agreements that are necessary or appropriate to cause the issuance of such securities.

     C. AWP Transactions. Subject to the requirements of applicable Bermuda law and such other laws as may be applicable and the approval of the JPLs and, if required, of the Bermuda Court, as of the Effective Date, APW will transfer to AWP all of APW's assets as a successor-in-interest, including the right to the use of the name "APW Ltd.," and shall assume or incur all of the liabilities of APW, after giving effect to this amended Plan, not otherwise discharged pursuant thereto, including the indebtedness to be incurred or assumed under the New Secured Loan Agreement and the New Working Capital Facility. It is contemplated that concurrently with the consummation of the amended Plan, Old APW will change its name, and AWP will change its name to "APW Ltd."

     D. Dissolution/Liquidation/winding-up of Old APW. Subsequent to the Effective Date, Old APW will be dissolved, liquidated or wound-up by the JPLs in connection with the Bermuda Proceeding or otherwise pursuant to applicable Bermuda law. Holders of subclass SA equity interests will retain their existing equity interests in Old APW. It is not contemplated that such dissolution, liquidation or winding-up will result in any additional distributions to such holders on account of such equity interests.

     E. Incurrence of New Indebtedness. Subject to the requirements of applicable Bermuda law as to APW and Reorganized APW, on the Effective Date, the Debtors and the Reorganized Debtors are authorized to incur or assume indebtedness under the New Secured Loan Agreement and New Working Capital Facility and to execute and deliver all documents, agreements, and instruments acceptable to it, and deliver all collateral, necessary or appropriate to effectuate the same.

     F. Modification of Existing Agreements. On the Effective Date, except for purposes of distributions under the Plan, the Senior Credit Facilities shall not be released or discharged but modified or amended consistent with the provisions of the Plan so that a portion of the Senior Credit Facilities shall be exchanged for the New Secured Notes issued under the New Secured Loan Agreement. On the Effective Date, all liens, security interests, and pledges securing the obligations of the Debtors and their affiliates incurred pursuant to or in connection with the Senior Credit Facilities shall not be released or discharged but will be modified or amended consistent with the provisions of the Plan.

     G. Surrender of Existing Securities. Except with respect to distributions to holders of the claims in Class 2 and the equity interests in subclass SA, and unless waived by the Reorganized Debtors, as a condition to receiving any distribution under the Plan, each holder of a promissory note, certificate, or other instrument evidencing a claim must surrender such promissory note, certificate, or other instrument. Any holder of a claim that fails to (i) surrender such instrument and collateral or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the applicable Reorganized Debtor before the later to occur of (a) the second anniversary of the Effective Date and (b) six months following the date such holder's claim is allowed, shall be deemed to have forfeited all rights and claims with respect thereto, may not participate in any distribution under the Plan on account thereof, and all amounts owing with respect to such allowed claim shall be retained by the applicable Reorganized Debtor.

     H. Enforcement of Subordination. The Plan takes into account the relative priority of the claims or equity interests in each class in connection with any Bankruptcy Code subordination provisions relating thereto. Accordingly, the confirmation of the Plan shall permanently enjoin, effective as of the Effective Date, all enforcement or attempts to enforce any further rights with respect to the distributions under the Plan other than enforcement by holders to receive such distribution in accordance with the Plan.

     I. Corporate Action.

     1. Boards of Directors. On the Effective Date or soon thereafter as practicable, consistent with the laws of Bermuda and Barbados, the initial Board of Directors for Reorganized APW shall consist of the 7 individuals (including the chief executive officer and one nominee of the chief executive officer so long as such nominee satisfies the requirements of local corporate law as to the citizenship or residency of at least one director). The names of the initial members of the Board of Directors as of the Effective Date, or those who will be nominated to become members as of the Effective Date, or as promptly as possible thereafter, shall be disclosed on or before the Confirmation Hearing. Reorganized APW, upon the Effective Date shall appoint or cause the appointment of such directors. Those officers who are selected to be officers of Reorganized APW, who are not currently officers of APW, shall be elected by the Board of Directors as of the Effective Date. Those directors and officers not continuing in office shall resign therefrom as of the Effective Date. The initial Board of Directors for Reorganized APW shall select the officers and directors of Reorganized Vero.

     2. Governing Documents. AWP has filed the New Memorandum of Association with the applicable Bermuda governmental authority and such Memorandum of Association and the New Bye-Laws shall be the governing documents of Reorganized APW on the Effective Date. The certificate of incorporation for Reorganized Vero, as well as the New Bye-Laws, shall contain provisions necessary (a) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such certificate of incorporation, New Bye-Laws and other governing documents, as permitted under applicable law and (b) to effectuate the provisions of the Plan.

     J. Issuance of Plan Securities. Subject to the requirements of the applicable Bermuda law as to APW and Reorganized APW, on the Effective Date, the Debtors and the Reorganized Debtors are authorized (i) to issue the New Secured Notes and to execute and deliver all necessary documents, agreements, and instruments acceptable to them and deliver all collateral necessary or appropriate to effectuate the same and (ii) to issue the APW Common Shares, the DIP Facility Warrants, and the New Warrants, and to execute and deliver all necessary documents, agreements, and instruments acceptable to them and necessary or appropriate to effectuate the same.

     K. Shareholders Agreement. As part of the Plan, the holders of APW Common Shares issued pursuant to the Plan, as set forth in Exhibit E hereof, and the DIP Facility Warrants will, by acceptance of such shares or warrants, be bound by the terms of the Shareholders Agreement to the maximum extent permitted by applicable law, including the Bankruptcy Code.

     L. Section 1145 Exemption. To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable nonbankruptcy laws, the APW Common Shares, the New Secured Notes and the New Warrants issued pursuant to the Plan are exempt from registration under the Securities Act of 1933, as amended.

     M. Section 1146 Exemption. Pursuant to section 1146 of the Bankruptcy Code, the issuance, transfer, or exchange of any security under the Plan, or the making or delivery of an instrument of transfer under the Plan may not be taxed under any domestic law imposing a stamp or similar tax.

     N. Method of Distribution Under the Plan.

     1. Distributions by Reorganized APW. Except as otherwise provided in the Plan, the DIP Facility in respect of the DIP Facility Warrants, or the Confirmation Order, distributions under the Plan shall be made by Reorganized APW or its designee to the holders of (i) allowed claims (a) at the addresses set forth on the Schedules unless superseded by proofs of claims or transfers of claims pursuant to Bankruptcy Rule 3001 or (b) at the last known addresses of such holders if the Debtors have been notified in writing of a change of address, and (ii) allowed equity interests, to the address maintained with the registrar or transfer agent for such equity interests.

     2. Certain Distributions by Agent Banks. All distributions under the Plan to holders of Senior Credit Facilities Secured Claims (Class 2) and Senior Credit Facilities Deficiency Claims (Class 5 ) shall be made by Reorganized APW to the Agent Banks, which in turn, shall make the distributions to holders of such claims at the addresses last known to the Agent Banks. Such distributions to the Agent Banks shall be in complete satisfaction and discharge of the Debtors' obligations to the holders of Senior Credit Facilities Secured Claims and claims under the Senior Credit Facilities.

     3. Distributions as of the Record Date. As of the close of business on the Record Date, the claims register and equity register, as applicable, shall be closed and there shall not be any further changes in the record holder of any claim without the consent of the Reorganized Debtors. The Reorganized Debtors may, but in no event shall be obligated to, recognize the transfer of any claim occurring after the Record Date. The Reorganized Debtors shall be authorized and entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the claims register as of the close of business of the Record Date.

     4. Distributions With Respect to Disputed Claims and Equity Interests. No distributions shall be made with respect to Disputed Administrative Expenses, Disputed Claims, or Disputed Equity Interests. To the extent that a Disputed Administrative Expense, Claim, or Equity Interest is allowed after the Effective Date, the holder thereof shall receive the distribution to which the Plan entitles such holder in respect of such allowed administrative expense or claim, without interest. Except as otherwise ordered by the Court or provided in the Plan, each distribution to be made on a specific date shall be deemed to have been made on such date if actually made on the later of such date and the date on which such administrative expense, claim, or equity interest is allowed, or as soon thereafter as practicable.

     5. Distributions With Respect to Holders of Class 5 Claims:

          a. Distributions as to Class 5 Claims. The holder of a Class 5 claim that is or becomes an allowed General Unsecured Claim, no later than ten
     (10) days prior to the Class 5 Initial Distribution Date shall receive a distribution in respect of such allowed General Unsecured Claim from the applicable Distribution Pool on the Class 5 Initial Distribution Date.

          b. Distributions Withheld for Disputed Class 5 Claims. On the Class 5 Initial Distribution Date and each Subsequent Distribution Date, the Reorganized Debtors shall reserve from the distributions to be made on such dates from the applicable Distribution Pool to the holders of allowed General Unsecured Claims, an amount equal to 100% of the cash distributions to which holders of disputed General Unsecured Claims would be entitled under the Plan (including the portion of the cash distribution that relates to Disputed Claims), as of such dates as if such Disputed General Unsecured Claims were allowed claims in their Disputed Claim amounts.

          c. Property Held in Distribution Pool. The cash that relates to Disputed Class 5 claims shall be deposited into the applicable Distribution Pool on or before the dates that payments thereof are to be made to holders of Disputed Class 5 claim. Amounts held in the applicable Distribution Pool shall then be distributed to holders of Disputed General Unsecured Claim pursuant to this Section III.N.5.c as Disputed General Unsecured Claims are resolved. All amounts held in the Distribution Pool shall be held in a segregated, non-interest bearing account in the name of the applicable Reorganized Debtor.

          d. Expenses of Distribution Pools. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable expenses incurred by the Reorganized Debtors, as applicable, on or after the Effective Date with respect to the Distribution Pools, shall be paid by the Reorganized Debtors and shall not reduce the funds held in the Distribution Pools.

          e. Distributions Upon Allowance of Disputed Class 5 Claims. The holder of a Disputed Class 5 claim, that becomes an allowed claim subsequent to the Class 5 Initial Distribution Date shall receive from the applicable Distribution Pool, the distribution of cash that would have been made to such holder under Section II.D.5 of the Plan if the Disputed Class 5 claim had been an allowed claim on or prior to the Class 5 Initial Distribution Date, without any post-Initial Distribution Date interest on such claims, on the Subsequent Distribution Date that follows the fiscal quarter during which such Disputed Class 5 claim becomes an allowed claim.

     6. Setoffs and Recoupments. The Debtors may, but shall not be required to, set off against or recoup form any claim on which payments are to be made pursuant to the Plan, any claims or any nature whatsoever the Debtors or the Reorganized Debtors may have against the claimant, but neither the failure to do so nor the allowance of any claim shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such claim the Debtors or Reorganized Debtors may have against such claimant.

     7. Distributions of Unclaimed Property. Any distribution of property (cash or otherwise) under the Plan which is unclaimed after the later to occur of (a) two years following the Effective Date and (b) six months after the date on which such claimant's claim is allowed, shall be transferred to Reorganized APW, notwithstanding state escheat or other similar domestic laws to the contrary. In the event that any securities are returned to the Reorganized Debtors as unclaimed property, such securities shall be canceled.

     8. Saturday, Sunday, or Legal Holiday. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

     9. Fractional Shares and New Warrants. No fractional APW Common Shares or New Warrants shall be distributed. For purposes of distribution, (i) fractional New Common Shares will be rounded down to the next whole number or zero, as applicable and no cash in lieu thereof will be distributed and (ii) fractional New Warrants will be rounded down to the next whole number or zero, as applicable, and each holder who would have been entitled (absent such rounding) to fractional New Warrants, shall be entitled to a cash payment in lieu of such fractional warrant of $4.20 per whole New Warrant.

     10. De Minimis Distribution. No cash payment of less than $5.00 shall be made to any holder on account of an allowed claim unless a request therefor is made in writing to Reorganized APW.

     0. Vesting of Assets. On the Effective Date, the assets of the Debtors and their estates shall vest in the Reorganized Debtors free and clear of all claims, security interests, liens, and interests of holders of claims and equity interests, except as provided in the Plan. As of the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

     P. Executory Contracts and Unexpired Leases.

     1. Generally. As of the Effective Date, all executory contracts and unexpired leases that exist between any of the Debtors and any other party are hereby specifically rejected (including those executory contracts and unexpired leases listed on Exhibit C to the Plan), except for (a) any executory contracts or unexpired leases which are the subject of a motion to assume or reject which is pending on the date the Plan is confirmed, which shall be assumed or rejected in accordance with the disposition of such motions and (b) the executory contracts and unexpired leases listed on Exhibit D to the Plan, which, to the extent not previously assumed, assumed and assigned, or rejected pursuant to Court order, are specifically assumed pursuant to the Plan. Entry of the Confirmation Order by the Clerk of the Court shall constitute (y) approval, pursuant to subsection 365(a) of the Bankruptcy Code, of such assumptions and rejections pursuant to the Plan and (z) the determination that, with respect to such assumptions pursuant to the plan, "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) by the Reorganized Debtors thereunder has been demonstrated and no further adequate assurance is required. The Debtors reserve the right to modify and amend the lists of executory contracts to be assumed or rejected as set forth on Exhibits C and D, either by a motion or an amendment to the Exhibits which will be contained in a Plan Supplement. As to those executory contracts and unexpired leases not assumed or rejected pursuant to the Plan, their assumption or rejection shall be subject to the consent of the Majority Lenders, whose consent shall not be reasonably withheld. The listing of a document on either Exhibits C or D shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder. In connection with the AWP Transactions and pursuant to this amended Plan, the Confirmation Order or other orders of the Bankruptcy Court, all contracts assumed by APW hereunder, or under any other order of the Bankruptcy Court, shall be assigned to AWP.

     2. Cure of Defaults. Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to subsection 365(b) of the Bankruptcy Code by payment of the default amount in cash on the Effective Date or on such other terms as the parties to such assumed executory contract or unexpired lease may agree. In the event of a dispute regarding the amount of any cure payments, the ability of any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed and assigned, or any other matter pertaining to assumption or assignment, the cure payments required by subsection 365(b) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption and/or assignment.

     3. Insurance Policies. All of the Debtors' insurance policies and any agreements, documents or instruments relating thereto are treated as executory contracts under the Plan.

     4. Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 1II.P of the Plan must be filed with the Bankruptcy Court and served upon the Debtors or, on and after the Effective Date, the Reorganized Debtors, no later than 30 days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease and (ii) notice of entry of the Confirmation Order. Any Claims not filed within such time will be forever barred from assertion against the Debtors, their estates, the Reorganized Debtors and their property.

     Q. Retiree Benefits. After the Effective Date, the payment of retiree benefits (as defined in section 1114 of the Bankruptcy Code), if any, at the level established pursuant to section 1114 of the Bankruptcy Code, shall continue for the duration of the period the Debtors have obligated themselves to provide such benefits.

     R. Employee Benefit Plans. Except as otherwise set forth in the Plan (including as set forth in Exhibit C, as may be amended) or ordered by the Court, all employee benefit plans, policies, and programs of the Debtors and the Debtors' obligations thereunder (including all severance arrangements and change of control agreements), shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged. Employee benefit plans, policies, and programs include, without limitation, all medical and health insurance, life insurance, dental insurance, disability benefits and coverage, leave of absence, retirement plans, retention plans, severance plans, contributions to nondiscretionary individual retirement accounts, and other such benefits (to the extent not executory contracts assumed under the Plan or specifically rejected).

     S. Officers and Directors. All directors' and officers' liability insurance policies maintained by the Debtors are treated as executory contracts and assumed. Entry of the Confirmation Order by the Clerk of the Court shall constitute approval of such assumptions pursuant to subsection 365(a) of the Bankruptcy Code. The obligation of the Debtors to indemnify, reimburse or limit the liability of their present and former directors, officers or employees who were directors, officers or employees, respectively, against any claims or obligations pursuant to the Debtors' certificates of incorporation, by-laws, applicable corporate law, or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged only to the extent such obligations (i) relate to an event or conduct occurring after the date the Reorganization Cases were commenced, or
(ii) are for prepayment, reimbursement or indemnification with respect to payments made by or for the benefit of such directors or officers in respect of events or conduct that occurred prior to the date of the commencement of the Reorganized Cases, up to a maximum aggregate amount, inclusive of prepayments, reimbursement and indemnification payments made prior to the commencement of the Reorganized Cases, of $250,000.

     T. Exculpation. The Debtors, the Reorganized Debtors, Old APW and the Senior Lenders, and each of their respective principals, members, partners, limited partners, officers, directors, shareholders, employees, agents, representatives, and professionals shall neither have nor incur any liability to any person for any act taken or omitted to be taken (whether prior to or after the date of this Plan) in connection with, related to, or in contemplation of, the formulation, preparation, structuring, dissemination, implementation, administration, confirmation, or consummation of the Plan, the disclosure statement for the Plan, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, or any act taken or omitted to be taken in connection with the restructuring of the Debtors or during the Reorganization Cases, including the AWP Transactions.

     U. Injunction. Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all persons and entities shall be permanently enjoined from commencing or continuing in any manner, any suit, action, or other proceeding, on account, or in respect, of any claim, obligation, debt, right, action, cause of action, remedy, or liability satisfied pursuant to the Plan, and the Confirmation Order shall so provide (including without limitation, any suit, action, or other proceeding challenging in any other manner (including seeking to enjoin or obtain affirmative relief that is inconsistent with) the post-Effective Date transactions required or contemplated to take place pursuant to the provisions of this Plan, including, without limitation, pursuant to paragraph 1II.C hereof).

     V. Limited Releases by Debtors. Except as otherwise specifically provided in the Plan, for good and valuable consideration, including the obligations and undertakings of the Senior Lenders set forth in the Plan, the agreement of the Senior Lenders to their treatment as holders of subclass 5A and subclass 5B claims, facilitating both the Debtors obtaining the DIP Facility by, inter alia, consenting to the subordination of their liens on the assets of the Debtors and their affiliates and the liens granted under such facility and the implementation of the restructuring contemplated by the Plan, the Senior Lenders, on and after the Effective Date, are released by the Debtors, the Reorganized Debtors and Old APW from any and all Claims (as defined in section lOl(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, forseen or unforseen, existing or hereafter arising, in law, equity or otherwise, that the Debtor or any of its subsidiaries would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any such Claim or equity interest or other person or entity, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, arising under, or relating to, the Senior Lenders' obligations under the DIP Facility and the New Working Capital Facility.

                         IV. Effectiveness of the Plan

     A. Conditions Precedent to Confirmation. The Plan shall not be confirmed unless and until the following conditions have been satisfied in full or waived by the Debtors:

     1. The Confirmation Order shall be in form and substance reasonably satisfactory to the Debtors and the Majority Lenders; and

     2. A commitment letter or agreement for the New Working Capital Facility shall be in full force and effect and shall not have expired or otherwise terminated.

     B. Conditions Precedent to Effective Date. The Effective Date shall not occur and the Plan shall not become effective unless and until the following conditions have been satisfied in full or waived by the Debtors:

     1. The Confirmation Order has been entered and no stay or injunction is in effect;

     2. The New Secured Loan Agreement, the New Working Capital Facility, the documents that relate to the DIP Facility Warrants, the New Memorandum of Association, the New Bye-Laws, the Shareholders Agreement and New Warrants, each in form and substance reasonably satisfactory to the Debtors and the Majority Lenders, which shall be consistent with the provisions hereof and shall have been executed by all necessary parties thereto and prior to, or simultaneously with, the effectiveness of the Plan, shall have become effective;

     3. The Intercreditor Agreements shall have been executed by all necessary parties thereto and prior to, or simultaneously with, the effectiveness of the Plan, shall have become effective;

     4. The JPLs and the Bermuda Court, if required, shall have approved the AWP Transactions; and

     5. The AWP Transactions shall have been consummated.

     6. The receipt by the Debtors of all consents and approvals required by any governmental or regulatory authorities.

     C. Waiver of Conditions. The Debtors, with the consent of holders of at least 66 2/3 % in amount of the total of the Senior Credit Facilities Deficiency Claims and the Senior Credit Secured Claims (which consent shall not be reasonably withheld), may waive, by a writing signed by an authorized representative of each of the Debtors and subsequently filed with the Bankruptcy Court, one or more conditions precedent to confirmation of the Plan or the occurrence of the Effective Date set forth in Section 1V.A or IV.B, respectively, of the Plan. Upon the waiver of any conditions to the Effective Date set forth in Section 1V.B of the Plan, and subject to the satisfaction in full of each of the remaining conditions set forth in such section, the Plan shall become effective in accordance with its terms without notice to third parties or any other formal action.

     D. Effect of Failure of Conditions. If each of the conditions to effectiveness and the occurrence of the Effective Date has not been satisfied or waived as provided in Section 1V.C on for before the first Business Day that is more than 60 days after the date on which the Court enters a Confirmation Order, or by such later date as is proposed by APW and approved, after notice and an opportunity for a hearing, by the Court, then upon motion by the Debtors made before the time that each of the conditions has been satisfied or waived, the Confirmation Order may be vacated by the Court; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if each of the conditions to consummation is either satisfied or waived by the Debtors before the Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to this section, the Plan shall be null and void in all respects and nothing contained in the Plan shall (a) constitute a waiver or release of any claims against or equity interests in any of the Debtors or (b) prejudice in any manner the rights of the holder of any claim or equity interest in any of the Debtors.

                          V. Administrative Provisions

     A. Discharge.

     1. Scope. Except as otherwise expressly specified in the Plan, entry of the Confirmation Order acts as a discharge of all debts of, claims against, and liens on, the Debtors, their assets, and their properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of claim therefor was filed, whether the claim is allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution thereunder. Upon the entry of the Confirmation Order, any holder of such discharged claim shall be precluded from asserting against the Debtors, the Reorganized Debtors, Old APW, or any of their respective assets or properties, any other or further claim or equity interest based on any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the date the Court enters the Confirmation Order.

     2. Injunction. Except as otherwise expressly specified in the Plan, in accordance with section 524 of the Bankruptcy Code, the discharge provided by this section and section 1141 of the Bankruptcy Code, inter alia, acts as an injunction against the commencement or continuation of any action, employment of process, or act to collect, offset, or recover the claims discharged hereby.

     B. Administrative Expense, Claim, and Equity Interest Objections. Unless otherwise ordered by the Court, all objections to, and requests for estimation of, Administrative Expenses, Claims, and Equity Interests shall be filed and served on the applicable claimant on or before the date that is sixty (60) days after the Effective Date or sixty (60) days after such Administrative Expense, Claim, or Equity Interest is filed, whichever is later. On and after the Effective Date, except to the extent that the Reorganized Debtors consent, only the Reorganized Debtors shall have the authority, without necessity for Court approval, to file, settle, compromise, withdraw, or litigate to judgment objections to, and requests for estimation of, Administrative Expenses, Claims, and Equity Interests.

     C. Plan Supplements. Forms of the New Memorandum of Association, the New Bye-Laws, the DIP Facility Warrants, the New Management Option Plan, the New Secured Loan Agreement, the New Secured Notes, the Shareholders Agreement, the New Warrants (and related agreements), and any listings of (i) additional executory contracts, if any, not set forth on the exhibits to the Plan that are to be assumed rejected and (ii) any excutory Contract that use to be reclassified from that set forth in said exhibits as assumed or rejected, in each case shall be contained in one or more Plan Supplements filed with the Clerk of the Court five (5) days prior to the day of the hearing held by the Court to consider confirmation of the Plan, pursuant to section 1129 of the Bankruptcy Code, or such days to which such hearings may be adjourned or continued from time to time. Such documents shall be consistent with the terms hereof and be in form and substance reasonably satisfactory to the applicable Debtor and the Majority Lenders.

     D. Preservation of Causes of Action. All rights and causes of action held by the Debtors against any other party shall remain assets of the Reorganized Debtors and may be pursued.

     E. Expenses Incurred After the Effective Date. Expenses incurred by the Reorganized Debtors and Old APW on and after the Effective Date, including without limitation, claims for professional fees and expenses, shall not be subject to application

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

and may be paid by the Reorganized Debtors and Old APW in the ordinary course of business and without further Court approval.

     F. Retention of Jurisdiction. The Court shall have exclusive jurisdiction of all matters arising out of and related to the Reorganization Cases and the Plan pursuant to, and for the purposes of, subsection 105(a) and section 1142 of the Bankruptcy Code, and for, among other things, the following purposes:

     1. To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases, pending on the date the Plan is confirmed, and the allowance of claims resulting therefrom;

     2. To determine any other applications, adversary proceedings, and contested matters pending on the Effective Date;

     3. To ensure that distributions to holders of allowed claims and allowed equity interests are accomplished as provided herein;

     4. To resolve disputes as to the ownership of any claim or equity interest;

     5. To hear and determine timely objections to administrative expenses, claims, and equity interests;

     6. To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

     7. To issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

     8. To consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Court, including, without limitation, the Confirmation Order;

     9. To resolve disputes concerning exculpations and injunctions contained in the Plan;

     10. To hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code;

     11. To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan and related documents;

     12. To hear and determine any issue for which the Plan or any related document requires a Final Order;

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

     13. To hear and determine matters concerning state, local, and federal taxes, if any, in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

     14. To hear and determine any matters arising under or related to section 1145 of the Bankruptcy Code;

     15. To hear any other matter not inconsistent with the Bankruptcy Code; and

     16. To enter a final decree closing the Reorganization Cases.

     G. Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid on the Effective Date or as soon as practicable thereafter.

     H. Dissolution of Statutory Committees. All statutory committees appointed in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code, if any, shall be dissolved on the Effective Date.

     I. Modification of Plan. The Plan may be modified by the Debtors in accordance with section 1127 of the Bankruptcy Code.

     J. Severability. If prior to the date of entry of the Confirmation Order, any term or provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court shall, with the consent of the Debtors, have the power to alter and interpret such term or provisions to make it valid or enforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination, and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

     K. Headings. Headings are used in the Plan for convenience and reference only and shall not constitute a part of the Plan for any other purpose.

     L. Binding Effect. Upon entry of the Confirmation Order, the provisions of the Plan shall be binding upon the Debtors and their successors and assigns and any and all creditors and equity interest holders of the Debtors and their respective successors and assigns, whether or not the claim or interest of any such creditor or equity interest holder is impaired or unimpaired under the Plan and whether or not any such creditor or equity interest holder (a) voted for or against the Plan, (b) objected or did not object to confirmation of the Plan, or
(c) otherwise participated or did not participate in the Reorganization Cases.

     M. Notices. Any notice required or permitted to be provided under the Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, or (c) reputable overnight delivery service, freight prepaid, to be addressed as follows:

        To the Debtors or Reorganized Debtors:

        APW LTD.
        2 Church Street
        Hamilton HM CX,
        Bermuda
        -and-
        N22 W23685 Ridgeview Parkway West
        Waukesha, WI 53188-1013
        Attn: Chief Financial Officer

        with a copy to:

        WEIL, GOTSHAL & MANGES LLP
        767 Fifth Avenue
        New York, New York 10153
        Attn: Richard P. Krasnow, Esq.

     N. Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the Companies Act 1981 of Bermuda, and other applicable Bermuda law, in respect of APW and Reorganized APW, the laws of the State of New York shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan.

     O. Filing or Execution of Additional Documents. On or before the Effective Date, and without the need for any further order or authority, the Debtors or Reorganized Debtors shall file with the Court or execute, as appropriate, such agreements and other documents that are in form and substance satisfactory to them as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

     P. Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

     Q. Good Faith. The Debtors have, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors and each of their respective affiliates, agents, representatives, members, principals, shareholders, directors, officers, employees, advisors, and attorneys have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of the securities offered and sold under the Plan, and therefore, are not, and on account of such offer, issuance, sale, solicitation, and/or purchase will not be liable at any time for the violation of any applicable law, rule, or regulating governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of the securities offered and sold under the Plan.

Dated: Waukesha, Wisconsin
       June 19, 2002

                                       Respectfully submitted,

                                       VERO ELECTRONICS, INC.

                                       By: /s/ Susan M. Hrobar
                                          --------------------------------------
                                          Susan M. Hrobar
                                          Its: President

                                       APW LTD.

                                       By: /s/ Richard G. Sim
                                          --------------------------------------
                                          Richard G. Sim
                                          Its: President and Chief
                                               Executive Officer